EXHIBIT 99.1

STEPAN REPORTS HIGHER SECOND QUARTER SALES AND EARNINGS

NORTHFIELD, Illinois, July 20, 2005 — Stepan Company (NYSE: SCL) today reported second quarter results for the period ended June 30, 2005.

SUMMARY

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands)	2005	2004	% Change		2005	2004	% Change
Net Sales	$278,353	$236,347	+	18	$542,605	$457,734	+	19
Net Income	6,177	3,802	+	62	9,421	7,832	+	20
Earnings per Diluted Share	$0.64	$0.39	+	64	$0.97	$0.81	+	20

Net sales increased 18 percent for the quarter due to higher sales volume (9%), higher selling prices (7%) and the effect of foreign currency translation (2%). Surfactant volumes rose largely due to the Brazil acquisition in early 2005, while Polymer and Specialty Products declined. Year-to-date net sales increased 19 percent due to higher selling prices (11%), higher sales volume (6%) and the effect of foreign currency translation (2%). Higher selling prices are largely attributable to the pass through of higher raw material costs.

Polymer earnings growth led to the improved quarterly results. All polymer product lines posted higher earnings. Polyurethane systems earnings rose significantly on higher volume that included a large order shipped during the second quarter. Surfactant earnings declined due to lower margins in the United Kingdom, a weaker sales mix in North America and higher research and marketing expenses. Specialty Products earnings improved as a result of increased pharmaceutical sales volume. The impact of continued rising raw material costs resulted in a last-in-first-out (LIFO) inventory charge of $1.0 million after tax for the quarter compared to $0.5 million after tax in the year ago quarter. Lower administrative expenses also contributed to the earnings improvement due to a $1.1 million after tax decline in deferred compensation plan expense compared to the second quarter of 2004.

SEGMENT RESULTS

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands)	2005	2004	% Change		2005	2004	% Change
Net Sales
Surfactants	$207,051	$181,415	+	14	$408,209	$357,416	+	14
Polymers	64,167	48,334	+	33	121,530	85,888	+	41
Specialty Products	7,135	6,598	+	8	12,866	14,430	-	11

Total Net Sales	$278,353	$236,347	+	18	$542,605	$457,734	+	19

Surfactant sales were up 14 percent for the quarter due to higher volume and higher selling prices. Surfactant volume grew in North America, Europe and Latin America. However, earnings declined due to weaker margins in Europe and weaker sales mix in North America coupled with higher operating expenses. The weaker sales mix in North America reflects lower volumes in our distributor, agricultural and emulsion polymerization businesses, while sales of biodiesel grew significantly. Stepan produces soybean based biodiesel for blending with diesel fuel. At today’s crude oil prices and excise tax credits, biodiesel is an attractive market for which Stepan has utilized existing assets to participate in this market. The weaker margins in Europe reflect the greater difficulty in recovering higher raw material costs than in North America.

Polymer sales rose 33 percent in the quarter due to higher selling prices caused by escalating raw material costs. Polyurethane polyol sales volume declined on weaker demand while volume of phthalic anhydride and polyurethane systems improved. Polymer earnings improved in all product lines due to recovery of margins previously eroded by higher raw material costs. Also contributing significantly to the improved earnings was the previously mentioned large polyurethane system order that shipped during the quarter.

Specialty Products sales increased eight percent on higher volume of pharmaceutical ingredients. Earnings improved due to the higher sales volume.

OPERATING EXPENSES

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands)	2005	2004	% Change		2005	2004	% Change
Marketing	$8,714	$7,200	+	21	$16,465	$14,594	+	13
Administrative	7,953	9,749	-	18	15,507	17,690	-	12
Research, development and technical service	7,570	6,432	+	18	15,197	12,746	+	19

Total	$24,237	$23,381	+	4	$47,169	$45,030	+	5

Operating expenses increased four percent. Marketing and research expenses rose 21 and 18 percent, respectively. Both categories experienced higher salary, healthcare and pension costs. The Company discontinued a salary freeze implemented during 2004, resulting in routine annual salary increases. Marketing also included higher bad debt charges.

Administrative expense declined 18 percent primarily due to a $1.7 million pretax decline in deferred compensation expense from $1.4 million pretax expense in 2004 to $0.3 million of pretax income in the current quarter. The accounting requirement for the Company’s deferred compensation plan results in expense when the price of Stepan Company stock rises and income when it declines.

OTHER INCOME AND EXPENSE

Interest expense increased due to higher average debt levels and higher short term interest rates. Income from our Philippine joint venture declined due to an adverse change in product mix. Stepan Philippines plans to diversify into fabric softeners through construction of a new reactor, which is underway. This will benefit earnings in the second half of 2006. Foreign exchange gains of $756,000 pretax were largely attributable to our business in Brazil, Mexico and the UK.

OUTLOOK

“The improvement in polymer earnings is expected to continue for the balance of the year on higher volume,” said F. Quinn Stepan, Chairman and Chief Executive Officer. “Surfactant sales mix is projected to improve and biodiesel demand is very strong. We have completed debottlenecking activities to increase biodiesel capacity. Start up of the new polyol plant by our joint venture in Nanjing, China was also completed during the quarter. European surfactant earnings are forecast to improve over the balance of the year in large part due to improved volume in the United Kingdom as a competitor has chosen to shut down their plant. We look forward to continued improvement over prior year results,” said Mr. Stepan.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the second quarter results at 2:00 p.m. Eastern Daylight Time on July 20, 2005. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY

Statements of Income

For the Three and Six Months Ended June 30, 2005 and 2004

(Unaudited – 000’s Omitted)

	Three Months Ended June 30				Six Months Ended June 30
	2005	2004	% Change		2005	2004	% Change
Net Sales	$278,353	$236,347	+	18	$542,605	$457,734	+	19
Cost of Sales	243,650	205,851	+	18	478,086	397,586	+	20

Gross Profit	34,703	30,496	+	14	64,519	60,148	+	7

Operating Expenses:
Marketing	8,714	7,200	+	21	16,465	14,594	+	13
Administrative	7,953	9,749	-	18	15,507	17,690	-	12
Research, Development and Technical Services	7,570	6,432	+	18	15,197	12,746	+	19

	24,237	23,381	+	4	47,169	45,030	+	5
Operating Income	10,466	7,115	+	47	17,350	15,118	+	15
Other Income (Expense):
Interest, Net	(2,006)	(1,792)	+	12	(3,805)	(3,853)	-	1
Income from Equity Joint Venture	2	533	-	100	(106)	1,018	-	—
Foreign Exchange & Other, Net	724	(270)	+	—	694	(771)	+	—

	(1,280)	(1,529)	-	16	(3,217)	(3,606)	-	11
Income Before Provision for Income Taxes	9,186	5,586	+	64	14,133	11,512	+	23

Provision for Income Taxes	3,026	1,784	+	70	4,733	3,680	+	29

Minority Interest	17	0	+	—	21	0	+	—

Net Income	$6,177	$3,802	+	62	$9,421	$7,832	+	20

Net Income Per Common Share
Basic	$0.66	$0.40	+	65	$1.00	$0.83	+	20

Diluted	$0.64	$0.39	+	64	$0.97	$0.81	+	20

Shares Used to Compute Net Income Per Common Share
Basic	8,995	8,968	+	—	8,994	8,956	+	—

Diluted	9,676	9,688	-	—	9,685	9,693	-	—

STEPAN COMPANY

Condensed Balance Sheets

June 30, 2005 and December 31, 2004

(Unaudited – 000’s Omitted)

	2005 June 30	2004 December 31
ASSETS
Current Assets	$257,145	$235,484
Property, Plant & Equipment, net	205,830	208,870
Other Assets	46,345	48,422

Total assets	$509,320	$492,776

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities	$150,625	$157,602
Long-term Debt	115,607	94,018
Other Non-current Liabilities	72,730	71,981
Minority Interest	913	934
Stockholders’ Equity	169,445	168,241

Total liabilities & Stockholders’ equity	$509,320	$492,776